UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K/A
Amendment No. 1 to Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 18, 2009

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(860) 273-0123

(Former name or former address, if changed since last report.):	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On November 18, 2009, Aetna Inc. (“Aetna”) filed a Current Report on Form 8-K (the “Original Form 8-K”) reporting certain reductions and anticipated future reductions in its workforce and ongoing real estate consolidations.  At the time the Original Form 8-K was filed, Aetna was not able to estimate the amount of the severance and benefits charge from future workforce reductions that it expects to complete by the end of the first quarter of 2010 (the “Future Reductions”).  Aetna is filing this Amendment on Form 8-K/A (this “Form 8-K/A”) to amend the Original Form 8-K to report the estimated amount of the fourth quarter 2009 charge it expects to incur related to the Future Reductions and to provide updated information regarding the amounts to be incurred related to the completed workforce reductions and ongoing real estate consolidations.  The disclosure contained in Item 2.05 of the Original Form 8-K is hereby replaced in its entirety by the disclosure contained in Item 2.05 of this Form 8-K/A.

Section 2 – Financial Information

Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 18, 2009, Aetna announced that it was reducing its workforce by approximately 625 positions effective immediately and anticipated making a similar number of workforce reductions by the end of the first quarter of 2010 (the “Future Reductions”).  On November 18, 2009, Aetna had approximately 35,500 employees.  These actions are consistent with Aetna’s goal of aligning its cost structure with its membership outlook for 2010 and are in preparation for the impact that health care reform and regulatory changes may have on its business.  Aetna expects to incur a fourth quarter 2009 charge of approximately $60 million to $65 million, after tax, as a result of ongoing real estate consolidations which are expected to be completed in the fourth quarter of 2009, the November 2009 workforce reductions and the Future Reductions.  Included in this charge is approximately $32 million to $37 million, after tax, related to severance and benefit costs and approximately $28 million, after tax, related to the consolidation of real estate leases.  Aetna expects substantially all of these charges to result in future cash expenditures.

CAUTIONARY STATEMENT -- Certain information in this Form 8-K/A is forward looking, including our projections as to the number of positions to be eliminated from Aetna’s workforce, the timing of the anticipated future workforce reductions, the amount of severance and benefit costs, the amount of real estate lease consolidation costs, the amount of future cash expenditures and the timing and amount of charges.  Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control.  Important risk factors could cause actual outcomes and results to differ materially from what is expressed in the information in this Form 8-K/A, including changes in Aetna’s actual tax rate compared to the rate assumed in estimating the charges, changes in the number of severed employees compared to the number assumed in estimating the charges, changes in the amounts payable to severed employees compared to the amounts assumed in estimating the charges, changes in the expenditures associated with vacating leased properties and/or our ability to sublease those properties compared to the amounts assumed in estimating the charges and changes in the timing of the anticipated future workforce reductions. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2008 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, on file with the Securities and Exchange Commission (the “SEC”).  You also should read Aetna's 2008 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, on file with the SEC for a discussion of Aetna's historical results of operations and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: December 30, 2009	By:	/s/ Rajan Parmeswar
Name: Rajan Parmeswar
Title: Vice President, Controller and Chief Accounting Officer